Exhibit 99.(10)(u)

PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

June 8, 2017

The Board of Directors
Prudential World Fund, Inc.
655 Broad Street
Newark, New Jersey 07102

Re: Prudential Jennison International Opportunities Fund

To the Board of Trustees:

PGIM Investments LLC has contractually agreed to contractually waive and/or reimburse up to 0.06% of certain Other Expenses of the Fund on an annualized basis for the period from the closing date of the Reorganization through February 29, 2020, to the extent that the Fund’s total operating expenses (exclusive of taxes, interest, and certain extraordinary expenses) exceed 1.15% for the Class A shares, 1.90% for the Class C shares, 1.48% for the Class R shares, 0.90% for the Class Z shares and 0.84% for the Class Q shares of the Fund’s average daily net assets on an annualized basis for such share classes as a result of the Reorganization.

Very truly yours,

PGIM INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President